Exhibit 99.(2)(a)

JEFFERSON NATIONAL LIFE INSURANCE COMPANY OF NEW YORK

Home Office:   [Street address is to be determined New York, New York]

Administrative Office:  [10350 Ormsby Park Place, Louisville, Kentucky 40223]

Telephone: [1-866-667-0561]

A Stock Company

Jefferson National Life Insurance Company of New York (the “Company”) agrees with the Owner to provide benefits to the Owner, subject to the provisions set forth in this Contract and in consideration of Purchase Payments received from the Owner.

RIGHT TO EXAMINE CONTRACT: Within 10 days of the date of receipt of this contract, or 60 days if a replacement contract, of the date of receipt of this Contract by the Owner, it may be returned by delivering or mailing it to the Company at its Administrative Office or to the Registered Representative through whom it was purchased.  When the Contract is received by the Company, it will be voided as if it had never been in force.  The Company will refund the Contract Value computed as of the Business Day the Company receives the returned contract at its Administrative Office.  This refund amount will be the Contract Value plus the amount of fees and other charges deducted from gross consideration or imposed under the contract, if applicable.  The refund will be issued within 10 days of receipt of policy or contract for cancellation.

THIS IS A LEGAL CONTRACT BETWEEN THE OWNER AND THE COMPANY
READ YOUR CONTRACT CAREFULLY

Secretary	President

INDIVIDUAL FLEXIBLE PREMIUM
DEFERRED SEPARATE ACCOUNT ANNUITY CONTRACT
Non-participating

INCOME PAYMENTS, WITHDRAWAL VALUES AND THE DEATH BENEFITS PROVIDED BY THIS CONTRACT, WHEN BASED ON THE INVESTMENT EXPERIENCE OF THE VARIABLE ACCOUNT, ARE VARIABLE. THE AMOUNTS ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNTS AND WILL INCREASE OR DECREASE IN VALUE BASED UPON INVESTMENT RESULTS

JNL-2300-1-NY

TABLE OF CONTENTS

CONTRACT SCHEDULE	4

DEFINITIONS	7

PURCHASE PAYMENT PROVISIONS	8
PURCHASE PAYMENTS	8
ALLOCATION OF PURCHASE PAYMENTS	8

SEPARATE ACCOUNT PROVISIONS	8
THE SEPARATE ACCOUNTS	8
VARIABLE ACCOUNT	8
VALUATION OF ASSETS	8
ACCUMULATION UNITS	8
ACCUMULATION UNIT VALUE	9

CONTRACT VALUE	9

SUBSCRIPTION FEE	9
DEDUCTION FOR SUBSCRIPTION FEE	9
DEDUCTION FOR LOW COST PLATFORM FEE	10
DEDUCTION FOR OPTIONAL ASSET ALLOCATION MODEL FEE

TRANSFERS	11
TRANSFERS DURING THE ACCUMULATION PERIOD	11

WITHDRAWAL PROVISIONS	11
WITHDRAWALS	11

PROCEEDS PAYABLE ON DEATH	11
DEATH OF OWNER DURING THE ACCUMULATION PERIOD	11
DEATH BENEFIT AMOUNT DURING THE ACCUMULATION PERIOD	11
DEATH BENEFIT OPTIONS DURING THE ACCUMULATION PERIOD	12
DEATH OF OWNER DURING THE ANNUITY PERIOD	12
DEATH OF ANNUITANT	12
PAYMENT OF DEATH BENEFIT	12
BENEFICIARY	12
CHANGE OF BENEFICIARY	13

SUSPENSION OR DEFERRAL OF PAYMENTS PROVISION	13

OWNER, ANNUITANT, OWNERSHIP, ASSIGNMENT PROVISIONS	13
OWNER	13
JOINT OWNER	13
ANNUITANT	13
ASSIGNMENT OF A CONTRACT	13

TABLE OF CONTENTS

ANNUITY PROVISIONS	14
GENERAL	14
ANNUITY DATE	14
SELECTION OF AN ANNUITY OPTION	14
FREQUENCY AND AMOUNT OF ANNUITY PAYMENTS	14
ANNUITY OPTIONS	14
OPTION 1. LIFETIME ONLY ANNUITY:	14
OPTION 2. LIFETIME ANNUITY WITH GUARANTEED PERIODS	14
OPTION 3. PAYMENT FOR A FIXED PERIOD:	14
OPTION 4. JOINT AND SURVIVOR ANNUITY	14
ANNUITY	14
FIXED ANNUITY	14

MORTALITY TABLES	15

GENERAL PROVISIONS	15
THE CONTRACT	15
MISSTATEMENT OF AGE	15
INCONTESTABILITY	15
MODIFICATION	15
NON-PARTICIPATING	15
EVIDENCE OF SURVIVAL	15
PROOF OF AGE	15
PROTECTION OF PROCEEDS	15
REPORTS	15
TAXES	15
REGULATORY REQUIREMENTS	15

ANNUITY OPTION TABLES	16-18

CONTRACT SCHEDULE

PRIMARY OWNER:	[John Doe]

CONTRACT ISSUE DATE:	[1/1/2015]

JOINT OWNER:	[Jane Doe]

ANNUITANT:	[Jane Doe]

ANNUITANT AGE:	[35 ]

ANNUITANT GENDER:	[Male/Female]

ANNUITY DATE:	[1/1/2055]

CONTRACT NUMBER:	[12345678]

PURCHASE PAYMENTS:

INITIAL PURCHASE PAYMENT:	[$25,000.00]
MINIMUM TOTAL PURCHASE PAYMENT:	[$25,000.00]
MAXIMUM TOTAL PURCHASE PAYMENT:	[$10,000,000.00] without prior Company approval

ALLOCATION GUIDELINES:

1.              The Owner, Registered Representative or Financial Advisor can select from available investment options. Some restrictions may apply. These Portfolios may not be available in all states and certain Investment Portfolios may only be available to you if you retain certain Registered Representatives or Financial Advisors.  The Company reserves the right to change this in the future.

2.              If the Purchase Payments and forms required to issue a Contract are in good order, the initial Purchase Payment will be credited to the Contract within two (2) business days after receipt at the Administrative Office. Additional Purchase Payments will be credited to the Contract as of the Valuation Period when they are received.

3.              Allocation percentages must be in whole numbers. Each allocation must be at least 1%.

BENEFICIARY:

As designated by the Owner at the Contract Issue Date, unless subsequently changed.

SUBSCRIPTION FEE:

The Subscription Fee is $20.00 and is deducted each month.  The Subscription Fee will be deducted on a pro-rata basis first from the balance of any money market Sub-Account(s), and then pro-rata from the balance of any other Sub-Account(s). No portion of the Subscription Fee will be deducted from the Asset Allocation Models, if elected, unless the value of the contract outside the Asset Allocation Models is insufficient. The applicable Subscription Fee is deducted at Annuitization, Death, and upon full surrender of the Contract.  The Subscription Fee is waived, if on the day the Subscription Fee is levied, 100% of the Contract Value is invested in Sub-Accounts which are subject to the Low Cost Fund Platform Fee.

ADMINISTRATIVE CHARGE:

NONE

DISTRIBUTION EXPENSE CHARGE:

NONE

LOW COST FUND PLATFORM FEE:

The Company imposes a Low Cost Fund Platform Fee of up to 35 basis points on Contract Value invested in certain Sub-Accounts.  These Sub-Accounts invest in Eligible Funds that do not provide the Company or its affiliates with the amount of revenue it requires in order for it to meet its revenue targets. There is no obligation to invest in Portfolios that impose this fee.

CONTRACT SCHEDULE (continued)

TRANSFERS:

NUMBER OF TRANSFERS PERMITTED: Subject to the Company’s frequent trading rules outlined below, , there are no limits on the number of transfers that can be made during the Accumulation Period; however, if, in the Company’s opinion there is frequent trading occurring that is harming other Contract Owners, restrictions may be imposed on the number of transfers permitted.

Frequent Trading:     In an effort to alleviate the lack of transparency inherent in omnibus accounts, the Company developed technology that permits each Portfolio to see, on a real time basis, the transfer requests that will impact that Portfolio when the Company places the omnibus account trade at the end of that Business Day.  In addition, the Portfolios are also able to generate reports out of the same system that allow the Portfolio to look for trading patterns that may be harmful to the Portfolio.  Essentially, this system attempts to provide each Portfolio with the data it needs to empower the Portfolio to enforce its active trading policies and procedures on a similar basis as if the Portfolio was being offered on a retail basis, as opposed to inside of a variable annuity.  As stated above, the Company reserves the right to enforce any decision made by a Portfolio pursuant to its active trading policies and procedures, and to take any actions to delay or deny any pending transfer request, as well as blocking future trading within an Portfolio.

If a current or future transfer request is restricted or denied in accordance with our administrative procedures, the person placing the transfer request will be notified (you, or your Investment Advisor).  The statement of additional information contains more information about market timing arrangements, if any, and disclosure of Portfolio securities to individuals, if any.

In its sole discretion, the Company may revise its frequent trading procedures at any time without prior notice as the Company deems necessary or appropriate to better detect and deter programmed, frequent, or large transfers that may adversely affect other Owners or Investment Portfolio shareholders, to comply with state or federal regulatory requirements, or to impose additional or alternate restrictions on active traders (such as dollar or percentage limits on transfers).

TRANSFER FEE: There are no transfer fee restrictions. The Company reserves the right to impose any fees charged by an Eligible Fund.

MINIMUM AMOUNT TO BE TRANSFERRED: There is no minimum amount for transfers.

MINIMUM AMOUNT WHICH MUST REMAIN IN EACH ACCOUNT AFTER A TRANSFER: There is no minimum amount.

WITHDRAWALS:

CONTINGENT DEFERRED SALES CHARGE: NONE

WITHDRAWAL CHARGE: NONE

MINIMUM PARTIAL WITHDRAWAL: There is no minimum amount.

MINIMUM CONTRACT VALUE WHICH MUST REMAIN IN CONTRACT AFTER A PARTIAL WITHDRAWAL: There is no minimum amount.

MINIMUM CONTRACT VALUE WHICH MUST REMAIN IN ANY SUB-ACCOUNT AFTER A PARTIAL WITHDRAWAL: There is no minimum amount.

SEPARATE ACCOUNT:

Variable Account:       Jefferson National Life of New York Annuity Account 1.

RIDERS: [IRA, Roth IRA]

ADMINISTRATIVE OFFICE:

Jefferson National Life Insurance Company of New York

[Administrative Office

10350 Ormsby Park Place

Louisville, KY 40223

(866) 667-0561]

WEBSITE:  [www.jeffnat.com]

Jurisdiction of Issue:  New York

Department of Insurance Phone Number: [1-800-342-3736]

DEFINITIONS

ACCOUNT(S):  One or more of the Sub-Accounts of the Variable Account.

ACCUMULATION PERIOD:  The period prior to the Annuity Date during which Purchase Payments may be made by an Owner.

ACCUMULATION UNIT:  A unit of measure used to determine the value of an Owner’s interest in a Sub-Account of the Variable Account during the Accumulation Period.

ADJUSTED CONTRACT VALUE: The Contract Value less any applicable Subscription Fee, less any applicable Low Cost Fund Platform Fee, and less any applicable Asset-Allocation Model Fee. This amount is applied to the applicable Annuity Tables to determine Annuity Payments.

AGE: The age of any Owner or Annuitant on his/her last birthday. For Joint Owners, all provisions which are based on age are based on the Age of the owner (not joint owner).

ADMINISTRATIVE OFFICE:  The office indicated on the Contract Schedule of this Contract to which notices, requests and Purchase Payments must be sent. All sums payable to the Company under this Contract are payable at the Administrative Office or an address designated by the Company.

ANNUITANT:  The natural person on whose life Annuity Payments are based. On or after the Annuity Date, the Annuitant shall also include any Joint Annuitant.  In the event of Joint Annuitant’s, both Annuitants’ lives are used to determine Annuity Payments.

ANNUITY DATE:  The date on which Annuity Payments begin. The Annuity Date must be at least 13 months after the Contract Issue Date, but in no event later than the Maximum Maturity Date.

ANNUITY OPTIONS:  Options available for Annuity Payments.

ANNUITY PAYMENTS:  The series of payments made to the Owner or any named payee after the Annuity Date under the Annuity Option selected.

ANNUITY PERIOD:  The period of time beginning with the Annuity Date during which Annuity Payments are made.

ANNUITY UNIT:  An accounting unit of measure used to calculate the amount of Annuity Payments.

ASSET ALLOCATION MODEL: Optional dynamic asset allocation models offered by the Company’s affiliate JNF Advisors, Inc., and other sponsors that are not affiliates of the Company. See “Investment Options — Asset Allocation Models” for further details.

ASSET ALLOCATION MODEL FEE:  Fee imposed by the Company’s affiliate JNF Advisors, Inc. (a registered investment advisor), or other models sponsors, for providing the Asset Allocation Models.

AUTHORIZED REQUEST:  A request, in a form satisfactory to the Company, which is received by the Administrative Office.

BENEFICIARY:  The person(s) or entity(ies) who will receive the death benefit payable under this Contract.

COMPANY:  Jefferson National Life Insurance Company of New York.

CONTRACT ANNIVERSARY:  An anniversary of the Contract Issue Date.

CONTRACT ISSUE DATE:  The later of the date on the cover of the Contract or the date the initial Purchase Payment is received.

CONTRACT VALUE:  The dollar value as of any Valuation Period of all amounts in the Contract.

CONTRACT WITHDRAWAL VALUE:  The Contract Value less any applicable Premium Tax, less any applicable Subscription Fee less any applicable Low Cost Fund Platform Fee, less any applicable Asset-Allocation Model Fee.

CONTRACT YEAR:  The first Contract Year is the annual period which begins on the Contract Issue Date. Subsequent Contract Years begin on each anniversary of the Contract Issue Date.

ELIGIBLE FUND:  An investment entity that is made available for this Contract.

FINANCIAL ADVISOR:  An investment adviser selected by a Contract Owner to provide a Contract Owner’s asset allocation and investment advisory services.

FIXED ANNUITY:  A series of payments made during the Annuity Period which is guaranteed as to dollar amount by the Company.

MAXIMUM MATURITY DATE:  The date on which the Annuitant (not joint annuitant) attains age 100.

NET PURCHASE PAYMENT:   A Purchase Payment less any applicable Premium Tax.

OWNER:  The person(s) who own(s) the Contract.

PORTFOLIO:  A segment of an eligible fund which constitutes a separate and distinct class of shares.

PREMIUM TAX: Any premium taxes incurred to any governmental entity and assessed against Purchase Payments or Contract Value.

PURCHASE PAYMENT: A payment made by or for an Owner with respect to this Contract.

REGISTERED REPRESENTATIVE: A person who is licensed by the Financial Industry Regulatory Authority (“FINRA”) to sell variable products and is sponsored by a FINRA member broker/dealer that is party to a selling group agreement with the Company.

DEFINITIONS (continued)

SUB-ACCOUNT:   Separate Account assets are divided into Sub-Accounts. Each Sub-Account will invest its assets in shares of a single Eligible Fund or a single Portfolio of an Eligible Fund.

VALUATION DATE:  Each day on which the New York Stock Exchange (“NYSE is open for business.

VALUATION PERIOD:  The period of time beginning at the close of business of the NYSE (or applicable bond market) on each Valuation Date and ending at the close of business for the next succeeding Valuation Date.

VARIABLE ACCOUNT:  A separate account designated on the Contract Schedule which provides investment options where the benefits are variable and are not guaranteed as to dollar amount.

PURCHASE PAYMENT PROVISIONS

PURCHASE PAYMENTS:  The initial Purchase Payment for an Owner is due on the Contract Issue Date. Subject to the maximum and minimum amounts shown on the Contract Schedule, the Owner may make subsequent Purchase Payments and may increase or decrease or change the frequency of such payments during the Accumulation Period.

ALLOCATION OF PURCHASE PAYMENTS:  Net Purchase Payments are allocated to one or more of the Sub-Accounts of the Variable Account in accordance with the selections made by the Owner, Registered Representative or Financial Advisor. The allocation of the initial Net Purchase Payment for an Owner is made in accordance with the selection made by the Owner, Registered Representative or Financial Advisor at the Contract Issue Date. Unless otherwise changed by the Owner, Registered Representative or Financial Advisor, subsequent Net Purchase Payments are allocated according to your future allocation. You may choose to invest future contributions in the money market Sub-Account, or according to your target allocation The Company reserves the right to allocate initial Net Purchase Payments to the Money Market Sub-Account until the expiration of the Right to Examine period.

SEPARATE ACCOUNT PROVISIONS

THE SEPARATE ACCOUNT:  The Separate Account is designated on the Contract Schedule, Income, gains and losses, whether or not realized, from assets allocated to the Separate Account shall, in accordance with applicable agreements, be credited to or charged against such account without regard to other income, gains or losses of the insurer.

VARIABLE ACCOUNT:  The Company will maintain in the Variable Account assets with a value at least equal to the amount accumulated in accordance with the applicable agreements with respect to such Variable Account and the reserves for annuities in the course of payment that vary with investment experience of such Variable Account. The assets of the Variable Account equal to reserves and other liabilities will not be charged with liabilities arising out of any other business the Company may conduct.

The Variable Account assets are divided into Sub-Accounts. The assets of the Sub-Accounts are allocated to the Eligible Fund(s) and the Portfolio(s), if any, within an Eligible Fund. The Company may, from time to time, remove or add additional Eligible Fund(s) or Portfolio(s). The Owner, Registered Representative or Financial advisor may be permitted to transfer Contract Values or allocate Net Purchase Payments to the additional Sub-Account(s) within the Variable Account. However, the right to make such transfers or allocations is subject to limitations as set forth in this Contract below under Transfers During the Accumulation Period.

Should the shares of any such Eligible Fund(s) or any Portfolio(s) within an Eligible Fund become unavailable for investment by the Variable Account, or the Company’s Board of Directors deems further investment in these shares inappropriate, the Company may limit further purchase of such shares or substitute shares of another Eligible Fund or Portfolio for shares already purchased under a Contract.

VALUATION OF ASSETS:  The assets of the Accounts are valued at their fair market value and derived from the Net Asset Value received from the Portfolios.

ACCUMULATION UNITS:  Accumulation Units shall be used to account for all amounts allocated to or withdrawn from the Sub-Accounts of the Variable Account as a result of Net Purchase Payments, withdrawals, transfers, or fees and charges. The Company will determine the number of Accumulation Units of a Sub-Account purchased or canceled. This will be done by dividing the amount allocated to (or the amount withdrawn from) the Sub-Account by the dollar value of one Accumulation Unit of the Sub-Account as of the end of the Valuation Period during which the request for the transaction is received at the Administrative Office.

SEPARATE ACCOUNT PROVISIONS (continued)

ACCUMULATION UNIT VALUE:  The Accumulation Unit Value for each Sub-Account was arbitrarily set initially at $10. Subsequent Accumulation Unit Values for each Sub-Account are determined by multiplying the Accumulation Unit Value for the immediately preceding Valuation Period by the Net Investment Factor for the Sub-Account for the current period.

The Net Investment Factor for each Sub-Account is determined by dividing A by B where:

A is	(i) the net asset value per share of the Eligible Fund or Portfolio of an Eligible Fund held by the Sub-Account at the end of the current Valuation Period; plus

(ii) any dividend or capital gains per share declared on behalf of such Eligible Fund or Portfolio that has an ex-dividend date within the current Valuation Period; plus

B is	the net asset value per share of the Eligible Fund or Portfolio held by the Sub-Account for the immediately preceding Valuation Period.

The Accumulation Unit Value may increase or decrease from Valuation Period to Valuation Period.

CONTRACT VALUE

The Contract Value for any Valuation Period is the sum of the Contract Value in each of the Sub-Accounts of the Variable Account.

The Contract Value in a Sub-Account of the Variable Account is determined by multiplying the number of Accumulation Units allocated to the Owner’s Account for the Sub-Account by the Accumulation Unit Value. Withdrawals will result in the cancellation of Accumulation Units in a Sub-Account.

SUBSCRIPTION FEE

DEDUCTION FOR SUBSCRIPTION FEE:  During the Accumulation Period, on the last day of each month the Company deducts a Subscription Fee from the Contract Value for reimbursement of expenses relating to maintenance and administration of the Contract. The Subscription Fee amount is shown on the Contract Schedule Page.  The Subscription Fee will be deducted on a pro-rata basis first from the balance of any money market Sub-Account(s), and then pro-rata from the balance of any other Sub-Account(s). No portion of the Subscription Fee will be deducted from the Asset Allocation Models, if elected, unless the value of the contract outside the Asset Allocation Models is insufficient.  The applicable Subscription Fee is also deducted at Death, Annuitization, during the Annuity Period and upon full surrender of the Contract. The Subscription Fee is waived, if on the day the Subscription Fee is levied, 100% of the Contract Value is invested in Sub-Accounts which are subject to the Low Cost Fund Platform Fee.

LOW COST FUND PLATFORM FEE

DEDUCTION FOR LOW COST FUND PLATFORM FEE:  During the Accumulation Period, the Company imposes the Low Cost Fund Platform Fee, as shown on the Contract Schedule, on Contract Value invested in certain Sub-Accounts.  The fee is deducted daily by reducing the amount of the unit values. These Sub-Accounts invest in Eligible Funds that do not provide the Company or its affiliates with the amount of revenue it requires in order for it to meet its revenue targets.

Certain Eligible Funds on which the Company imposes a Low Cost Fund Platform Fee may only be available if you are advised by a Financial Advisor approved by that Eligible Fund.

ASSET ALLOCATION MODEL FEE

DEDUCTION FOR ASSET ALLOCATION MODEL FEE:  For an additional fee of up to 2.00%, the Company offers various Asset Allocation Models.  Some of the Asset Allocation Models are offered by the Company’s affiliate, JNF Advisors, Inc. (“JNFA”). JNFA will profit from any Contract Value you invest in models offered by JNFA.

The Asset Allocation Model Fee will be charged quarterly, or upon a withdrawal of all funds under the Asset Allocation Model, as a percentage of the average daily Contract Value invested in the Asset Allocation Models.  The Asset Allocation Model Fee will be deducted on a pro-rata basis from the Portfolios in the Asset Allocation Models.  The Asset Allocation Models offered may change at any time without notice.

At any time, the Owner, Registered Representative or Financial Advisor may allocate some or all of the Contract Value to one or more Asset Allocation Models.  The Company reserves the right to not permit an Owner to participate in the Asset Allocation Model program unless the Owner is advised by a Registered Representative or Financial Advisor.  This fee only applies to any Contract Value allocated to an Asset Allocation Model.  If an Asset Allocation Model is elected, the model manager will determine which Portfolios the Contract Value is invested in and how much of the Contract Value invested in such model is allocated to each Portfolio.  The models are dynamic which means the underlying Portfolios within each model may and probably will change over time.  Whenever a model changes, the Contract Value invested in such model will be reallocated to match the revised model allocation.  The Asset Allocation Models will be reviewed quarterly and could change at any time.

The minimum initial contribution to an Asset Allocation Model without the Company’s consent is $10,000.

After investing in the Asset Allocation Model program, the Owner must remain invested for at least 30 days.

While participating in an Asset Allocation Model, the Owner, Registered Representative or Financial Advisor may transfer Contract Value by changing models.

Any partial withdrawal from an Asset Allocation Model must be made pro rata from the model.

No portion of the Subscription Fee will be deducted from the Asset Allocation Models unless the value of the Contract outside the Asset Allocation Models is insufficient.

We reserve the right to terminate the Owner’s participation in the Asset Allocation Models for the following reasons: breach of any advisory agreement between the Owner and the model manager, breach of any agreement between the Registered Representative or Financial Advisor and the model manager, for non-payment of Asset Allocation Model Fees or if the Owner is no longer advised by a Registered Representative or Financial Advisor who has entered into the applicable agreements with the model manager. In any of these events, the Contract Value invested in the Asset Allocation Models will be retained in the same Portfolios but outside of the Asset Allocation Model program. The Owner, Registered Representative or Financial Advisor will be responsible for trading between Portfolios in the future.

Additionally, the Company will terminate participation in the Asset Allocation Models:

•                  if the Contract Value in an Asset Allocation Model drops below $5,000, after making a withdrawal from the Contract or transfer out of such model.  If this occurs, the Contract Value invested in the Asset Allocation Models will be retained in the same Portfolios but outside of the Asset Allocation Model program.  The Owner, Registered Representative or Financial Advisor will be responsible for trading between Portfolios in the future.

•                  if the full Contract Value is applied to an annuity option;

•                  upon a full withdrawal of the total Contract Value;

•                  upon notification of death; or

•                  if the Owner, Registered Representative or Financial Advisor requests that the Company terminate participation in the Asset Allocation Models (electronically or by telephone).

Certain Asset Allocation Models may only be available to certain Registered Representatives or Financial Advisors. The Company reserves the right to discontinue offering of the Asset Allocation Models.

TRANSFERS

TRANSFERS DURING THE ACCUMULATION PERIOD:  Subject to any limitation imposed by the Company on the number of transfers during the Accumulation Period shown on the Contract Schedule, an Owner, may transfer all or part of the Contract Value in a Sub-Account without the imposition of any transfer fee if there have been no more than the number of Transfers Permitted shown on the Contract Schedule for the Contract Year.

All transfers are subject to the following:

1.              The minimum amount which can be transferred from a Sub-Account is shown on the Contract Schedule.

2.              The Company reserves the right, pursuant to the frequent trading rules outlined on the contract schedule and/or state requirements, at any time and with prior notice to you and/or your Registered Representative or Financial Advisor, to terminate, suspend or modify the transfer privilege described above or to block one or more trades pursuant to the rules.

If an Owner, Registered Representative or Financial Advisor, or other authorized person elects to use this transfer privilege, the Company will not be liable for transfers made in accordance with instructions received from such person. All amounts and Accumulation Units will be determined as of the end of the Valuation Period during which the request for transfer is received at the Administrative Office.

The Contract is not designed for professional market timing organizations.

WITHDRAWAL PROVISIONS

WITHDRAWALS:  During the Accumulation Period, the Owner may, upon an Authorized Request, make a total or partial withdrawal of the Contract Withdrawal Value, which is calculated upon receipt of the completed request in good order.

The applicable Subscription Fee and Asset Allocation Model Fee are netted out of the proceeds upon full surrender of the Contract (which does not include partial withdrawals).

The Owner must specify by an Authorized Request which Sub-Account is the source of the partial withdrawal. However, if no instruction is received the partial withdrawal will be processed pro-rata.

The Company will pay the amount of any withdrawal from the Variable Account within seven (7) days of receipt of an Authorized Request unless the Suspension or Deferral of Payments Provision is in effect.

Each partial withdrawal must be for an amount which is not less than the Minimum Partial Withdrawal shown on the Contract Schedule. The minimum Contract Value which must remain in the Contract after a partial withdrawal is shown on the Contract Schedule.

PROCEEDS PAYABLE ON DEATH

DEATH OF OWNER DURING THE ACCUMULATION PERIOD:  Upon the death of the Owner, or any Joint Owner, during the Accumulation Period, the death benefit will be paid to the Beneficiary(ies) designated by the Owner. If there are multiple Beneficiaries, the first Beneficiary will be paid his share of any proceeds once his Authorized Request is received.  The remaining death benefit proceeds will remain invested in the Sub-Accounts in accordance with the allocation instructions given by the Owner until the death benefit is paid or until new instructions are given by the beneficiary.

Upon the death of any Joint Owner, the surviving Joint Owner, if any, will be treated as the Primary Beneficiary. Any other Beneficiary designation on record at the time of death will be treated as a contingent Beneficiary. Unless restricted by Owner, a Beneficiary may request that the death benefit be paid pursuant to one of the Death Benefit Options below. If the Beneficiary is the spouse of the Owner, he or she may elect to continue the Contract at the then current Contract Value in his or her own name and exercise all the Owner’s rights under the Contract.

DEATH BENEFIT AMOUNT DURING THE ACCUMULATION PERIOD:  The death benefit will be the Contract Value determined as of the end of the Valuation Period during which the Company receives both due proof of death and an election for the payment method, reduced by the applicable portion of the Subscription Fee, any applicable Low Cost Fund Platform Fee and Asset Allocation Model Fee. If an election for the payment method is not received, the Company will place the proceeds in the five year option account.

PROCEEDS PAYABLE ON DEATH (continued)

DEATH BENEFIT OPTIONS DURING THE ACCUMULATION PERIOD:  A non-spousal Beneficiary must elect the death benefit to be paid under one of the following options in the event of the death of the Owner or any Joint Owner during the Accumulation Period:

Option 1:                     lump sum payment of the death benefit; or

Option 2:                     the payment of the entire death benefit within 5 years of the date of the death of the Owner or any Joint Owner; or

Option 3:                     payment of the death benefit under an Annuity Option over the lifetime of the Beneficiary or over a period not extending beyond the life expectancy of the Beneficiary with distribution beginning within one year of the date of death of the Owner or any Joint Owner.

Any portion of the death benefit not applied under Option 3 within one year of the date of the Owner’s death, must be distributed within five years of the date of death.

A spousal Beneficiary may elect to continue the Contract in his or her own name at the then current Contract Value, elect a lump sum payment of the death benefit or apply the death benefit to an Annuity Option.

If a lump sum payment is requested, the amount will be paid within seven (7) days of receipt of proof of death and an Authorized Request, unless the Suspension or Deferral of Payments Provision is in effect.

Payment to the Beneficiary, other than in a lump sum, may only be elected during the sixty-day period beginning with the date of receipt of proof of death.

DEATH OF OWNER DURING THE ANNUITY PERIOD:  If the Owner, or any Joint Owner, who is not the Annuitant, dies during the Annuity Period, any remaining payments under the Annuity Option elected will continue at least as rapidly as under the method of distribution in effect at such Owner’s or Joint Owner’s death. Upon the death of any Owner during the Annuity Period, the Beneficiary becomes the Owner. Upon the death of any Joint Owner during the Annuity Period, the surviving Joint Owner, if any, will be treated as the Primary Beneficiary. Any other Beneficiary designation on record at the time of death will be treated as a Contingent Beneficiary.

DEATH OF ANNUITANT:  Upon the death of an Annuitant, who is not the Owner, during the Accumulation Period, the Owner will automatically become the Annuitant.  The Owner may designate a new Annuitant. If the Owner is a non-natural person, the death of an Annuitant will be treated as the death of the Owner and proceeds will be paid to the Beneficiary of record.

Upon the death of the Annuitant during the Annuity Period, the death benefit, if any, will be as specified in the Annuity Option elected. Death benefits will be paid at least as rapidly as under the method of distribution in effect at the Annuitant’s death.

PAYMENT OF DEATH BENEFIT:  The Company will require due proof of death and an Authorized Request before any death benefit is paid. Due proof of death will be:

1.              a certified death certificate; or

2.              a certified decree of a court of competent jurisdiction as to the finding of death; or

3.              any other proof satisfactory to the Company.

All death benefits will be paid in accordance with applicable law or regulations governing death benefit payments, and in accordance with Company administrative procedures.

BENEFICIARY:  The Beneficiary designation in effect on the Contract Issue Date will remain in effect until changed. The Beneficiary is entitled to receive the benefits to be paid at the death of the Owner.

Unless the Owner provides otherwise, the death benefit will be paid in equal shares to the survivor(s) as follows:

1.              to the Primary Beneficiary(ies) who survive the Owner’s and/or the Annuitant’s death, as applicable; or if there are none

2.              to the Contingent Beneficiary(ies) who survive the Owner’s and/or the Annuitant’s death, as applicable; or if there are none

3.              to the estate of the Owner.

PROCEEDS PAYABLE ON DEATH (continued)

CHANGE OF BENEFICIARY:  Subject to the rights of any irrevocable Beneficiary (which cannot be changed without their consent) the Owner may change the Primary Beneficiary(ies) or Contingent Beneficiary(ies). A change may be made by an Authorized Request. Unless otherwise specified by the Owner, the change shall take effect on the date the notice is signed by the Owner. The Company will not be liable for any payment made or action taken before it receives the change.

SUSPENSION OR DEFERRAL OF PAYMENTS PROVISION

The Company reserves the right to suspend or postpone payments from the Variable Account for a withdrawal or transfer for any of the below periods.  Note: interest will be paid on deferrals of 10 days or more from the date the documentation necessary to complete the transaction is received at the current interest rate payable on the interest only settlement option.

1.              the New York Stock Exchange (or applicable bond market) is closed (other than customary weekend and holiday closings);

2.              trading on the New York Stock Exchange (or applicable bond market)

3.              an emergency exists as a result of which disposal of securities held in the Variable Account is not reasonably practicable or it is not reasonably practicable to determine the value of the Variable Account’s net assets; or

4.              during any other period when the Securities and Exchange Commission, by order, so permits for the protection of Owners; provided that applicable rules and regulations of the Securities and Exchange Commission will govern as to whether the conditions described in (2) and (3) exist

OWNER, ANNUITANT, OWNERSHIP, ASSIGNMENT PROVISIONS

OWNER: The Owner has all interest and right to amounts held in his or her Contract. The Owner is the person designated as such on the Contract Issue Date, unless changed.

The Owner may change owners of the Contract at any time by Authorized Request. A change of Owner will automatically revoke any prior designation of Owner. Unless otherwise specified by the Owner, the change shall take effect on the date the notice is signed by the Owner. The Company will not be liable for any payment made or action taken before it receives the change.

JOINT OWNER:  A Contract may be owned by Joint Owners. Upon the death of either Owner, the surviving Owner will be the Primary Beneficiary. Any other Beneficiary designation will be treated as a Contingent Beneficiary unless otherwise indicated in an Authorized Request.

ANNUITANT:  The Annuitant is the person on whose life Annuity Payments are based. The Annuitant is the person designated by the Owner at the Contract Issue Date, unless changed prior to the Annuity Date. The Owner may not change the Annuitant except in the event that the Annuitant dies prior to the Annuity Date.  The Annuitant may not be changed in a Contract which is owned by a non-natural person.

ASSIGNMENT OF A CONTRACT:  An Authorized Request specifying the terms of an assignment of a Contract must be provided to the Administrative Office. The assignment shall take effect on the date the notice of assignment is signed, unless otherwise specified by the Owner; however, the Company will not be liable for any payment made or action taken before it receives the assignment.

The Company will not be responsible for the validity or tax consequences of any assignment. Any assignment made after the death benefit has become payable will be valid only with Company consent.

If the Contract is assigned, the Owner’s rights may only be exercised with the consent of the assignee of record.

ANNUITY PROVISIONS

GENERAL:  On the Annuity Date, the Adjusted Contract Value will be applied under the Annuity Option selected by the Owner. The applicable Subscription Fee and Asset Allocation Model Fee are netted out of the proceeds upon annuitization of the Contract.

ANNUITY DATE:  The Annuity Date must be at least 13 months after the Contract Issue Date. The Annuity Date may not be later than the Maximum Maturity Date.  The Contract will automatically be forced into Annuitization for a guaranteed period of ten years if the Owner does not select an Annuity Date on or before the Maximum Maturity Date.  It is understood that upon the death of the Annuitant, any amounts remaining under the guaranteed period will be distributed to the Beneficiary at least as rapidly as under the method of distribution being used as of the date of the Annuitant’s death.

Prior to the Annuity Date, subject to the limitations set forth above, the Owner may change the Annuity Date by an Authorized Request. Any change must be requested at least thirty (30) days prior to the new Annuity Date.

SELECTION OF AN ANNUITY OPTION:  An Annuity Option may be selected by an Authorized Request of the Owner. If no Annuity Option is selected, Option 2 with 120 monthly payments guaranteed will automatically be applied. Prior to the Annuity Date, the Owner can change the Annuity Option selected by an Authorized Request. Any change must be requested at least thirty (30) days prior to the Annuity Date. If an Annuity Option with a Guarantee Period provides for installment payments of the same amount as some ages for different Guarantee Periods, we will deem an election to have been made for the longest Guarantee Period which could have been elected for such age and amount.

FREQUENCY AND AMOUNT OF ANNUITY PAYMENTS:  Annuity Payments are paid in monthly installments. The Adjusted Contract Value is applied to the Annuity Table for the Annuity Option selected. If the Adjusted Contract Value to be applied under an Annuity Option is less than $2,000, the Company reserves the right to make a lump sum payment in lieu of Annuity Payments. If the Annuity Payment would be or become less than $20, the Company reserves the right to reduce the frequency of payments to an interval which will result in each payment being at least $20.

ANNUITY OPTIONS:  The following Annuity Options or any other annuity option acceptable to the Company may be selected:

OPTION 1. LIFETIME ONLY ANNUITY: The Company will make monthly payments during the life of the Annuitant. If this option is elected, it is understood and agreed that payments shall cease immediately upon the death of the Annuitant and the annuity will terminate without further value.

OPTION 2. LIFETIME ANNUITY WITH GUARANTEED PERIODS: The Company will make monthly payments for the guaranteed period selected and thereafter for the life of the Annuitant. If this option is elected, it is understood and agreed that upon the death of the Annuitant, any amounts remaining under the guaranteed period selected will be distributed to the Beneficiary at least as rapidly as under the method of distribution being used as of the date of the Annuitant’s death. The guaranteed period may be five (5) years, ten (10) years or twenty (20) years.

OPTION 3. PAYMENT FOR A FIXED PERIOD: The Company will make monthly payments for a fixed period of 3 to 20 years.

OPTION 4. JOINT AND SURVIVOR ANNUITY: The Company will make monthly payments during the joint lifetime of the Annuitant and a Joint Annuitant. Payments will continue during the lifetime of the surviving Annuitant and will be computed on the basis of 100%, 50% or 66 2/3% of the Annuity Payment in effect during the joint lifetime.

ANNUITY:  The Adjusted Contract Value is allocated to the Company’s general account and the Annuity is paid as a Fixed Annuity.  Unless the Owner specifies otherwise, the payee of the Annuity Payments shall be the

Owner. The Adjusted Contract Value will be applied to the applicable Annuity Table based upon the Annuity Option selected by the Owner. The amount of the first payment for each $1,000 of Adjusted Contract Value is shown in the Annuity Tables based on an effective annual interest rate of 1.0%.

MORTALITY TABLES:  The Annuity 2000 Mortality Table with Male-Female sex distinction, projected to 2012, with further projection for each attained age to the date of usage, based on 50% for female and 100% for male of Projection Scale G, is used in establishing the Annuity Table with a 1.00% interest rate. The age in the Annuity Table is the Annuitant’s Adjusted Age.  “Adjusted Age” is the Annuitant’s Age when the annuity payment begins, reduced by 1 year for every 5 years that has elapsed since January 1, 2012.  For example, the Adjusted Age for an Annuitant whose annuity payments begin in 2017, and whose Age is 67 at the time the first annuity payment is due, would be 66.  The dollar amount of an Annuity Payment for any Age or combination of ages not shown in the tables, or for any other form of Annuity Option agreed to by the Company, will be provided by the Company upon Authorized Request.

GENERAL PROVISIONS

THE CONTRACT:  The entire Contract consists of this Contract, the Application, if attached to the Contract, and any riders or endorsements attached to this Contract. All statements made by or under the authority of the applicant in an application for the issuance of the Contract shall be deemed representations, and not warranties.

In the event the Company has an administrative error resulting in any underpayment(s), the Company will apply to your Contract Value, the amount of any underpayment(s) as soon as administratively possible.

MISSTATEMENT OF AGE and/or SEX:  If the Age or sex of any Annuitant has been misstated, any Annuity benefits payable will be the Annuity benefits provided by the correct Age or sex. After Annuity Payments have begun, any underpayments will be made up in one sum with the next Annuity Payment. Any overpayments will be deducted from future Annuity Payments until the total is repaid. Any underpayment or overpayment by the Company on account of misstatement of age, shall with an interest rate of 1% compounded annually, be charged/credited against the current or next succeeding payments to be made by the Company.

INCONTESTABILITY:  This Contract will not be contestable from the date of issue.

MODIFICATION:  This Contract may be modified in order to maintain compliance with applicable provisions or requirements of the Internal Revenue Code or other applicable state or federal law. This Contract may be changed or altered only by the President or Vice President and the Secretary of the Company. A change or alteration must be made in writing. Any such change or amendment cannot be effective without prior approval of the New York Department of Financial Services.

NON-PARTICIPATING:  This Contract will not share in any distribution of dividends.

EVIDENCE OF SURVIVAL:  The Company may require satisfactory evidence of the continued survival of any person(s) on whose life Annuity Payments are based.

PROOF OF AGE:  The Company may require evidence of Age of any Annuitant and any Owner.

REPORTS:  At least once each calendar year, the Company will furnish each Owner with a report showing the Contract Value and any other information as may be required by law. The Company will also furnish an annual report of the Variable Account. The reports shall provide information as of a date of not more than four months prior to the date of mailing and include:

1.              The beginning and end dates of the current report;

2.              The Contract Value at the beginning and end of the current report;

3.              The amounts credited or debited during the current report period and

4.              The Contract Withdrawal Value (ending value) as of the end of the current report period.

REGULATORY REQUIREMENTS:  All values payable under any Contract will not be less than the minimum benefits required by the laws.

		OPTIONS 1 AND 2 TABLES
OPTION 3 TABLE		Male
			(2)			Age of Payee
No. of years payable	Monthly installments	(1) Life Only	5 Year Certain & Life	10 Year Certain & Life	20 Year Certain & Life	When First Installment is Payable
3	$28.18
4	21.24
5	17.08	2.70	2.70	2.69	2.64	50
6	14.30	2.76	2.76	2.75	2.70	51
7	12.32	2.83	2.83	2.81	2.75	52
8	10.83	2.90	2.89	2.88	2.81	53
9	9.68	2.97	2.97	2.95	2.88	54
10	8.75	3.05	3.05	3.03	2.94	55
11	7.99	3.13	3.13	3.11	3.00	56
12	7.36	3.22	3.21	3.19	3.07	57
13	6.83	3.31	3.30	3.28	3.14	58
14	6.37	3.41	3.40	3.37	3.21	59
15	5.98	3.51	3.50	3.47	3.29	60
16	5.63	3.62	3.61	3.57	3.36	61
17	5.33	3.74	3.73	3.68	3.44	62
18	5.05	3.87	3.85	3.79	3.51	63
19	4.81	4.00	3.98	3.91	3.59	64
20	4.59	4.15	4.12	4.04	3.67	65

		OPTIONS 1 AND 2 TABLES
OPTION 3 TABLE		Female
			(2)			Age of Payee
No. of years payable	Monthly installments	(1) Life Only	5 Year Certain & Life	10 Year Certain & Life	20 Year Certain & Life	When First Installment is Payable
3	$28.18
4	21.24
5	17.08	2.62	2.62	2.61	2.58	50
6	14.30	2.67	2.67	2.67	2.63	51
7	12.32	2.74	2.73	2.73	2.69	52
8	10.83	2.80	2.80	2.79	2.75	53
9	9.68	2.87	2.86	2.85	2.80	54
10	8.75	2.94	2.93	2.92	2.87	55
11	7.99	3.01	3.01	3.00	2.93	56
12	7.36	3.09	3.09	3.07	3.00	57
13	6.83	3.18	3.17	3.15	3.06	58
14	6.37	3.26	3.26	3.24	3.14	59
15	5.98	3.36	3.35	3.33	3.21	60
16	5.63	3.46	3.45	3.42	3.28	61
17	5.33	3.56	3.55	3.52	3.36	62
18	5.05	3.68	3.67	3.63	3.44	63
19	4.81	3.80	3.78	3.74	3.52	64
20	4.59	3.92	3.91	3.86	3.60	65

Option 4 tables

Joint and 100% Survivor

female	male age
age	55	60	65	70	75
55	2.56	2.68	2.77	2.84	2.88
60	2.70	2.88	3.04	3.16	3.24
65	2.81	3.06	3.30	3.51	3.67
70	2.90	3.21	3.55	3.88	4.17
75	2.96	3.33	3.76	4.23	4.69

Joint and 66 2/3% Survivor

female	male age
age	55	60	65	70	75
55	2.84	3.01	3.19	3.37	3.55
60	3.02	3.23	3.46	3.70	3.92
65	3.20	3.47	3.77	4.07	4.38
70	3.40	3.72	4.10	4.50	4.92
75	3.60	3.98	4.44	4.97	5.54

Joint and 50% Survivor

female	male age
age	55	60	65	70	75
55	3.00	3.21	3.45	3.72	4.00
60	3.20	3.44	3.72	4.04	4.38
65	3.44	3.72	4.05	4.42	4.83
70	3.72	4.04	4.43	4.88	5.39
75	4.03	4.41	4.88	5.44	6.07

INDIVIDUAL FLEXIBLE PREMIUM
DEFERRED SEPARATE ACCOUNT ANNUITY CONTRACT

Non-participating